Exhibit 2(n)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form N-2 of our report dated May 18, 2007, relating to the financial statements of DWS RREEF World Real Estate & Tactical Strategies Fund, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Statement of Assets and Liabilities and Report of Independent Registered Public Accounting Firm” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP
Boston, Massachusetts
June 22, 2007